Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
September 21, 2005

MIDWEST AIR GROUP TO MOVE TO THE AMERICAN STOCK EXCHANGE

Milwaukee, September 21, 2005 – Midwest Air Group today said that it has been approved for listing on The American Stock Exchange (AMEX), effective Friday, September 23. It will retain its current MEH ticker symbol.

The airline holding company received approval based on a review by the American Stock Exchange Listing Qualifications Panel, which authorized listing pursuant to Section 1203(c)(i)(B) of the American Stock Exchange Company Guide. This approval is contingent on the company being in compliance with all applicable listing standards on the date it begins trading on the exchange, and may be rescinded if the company is not in compliance with the standards. While the company does not fully satisfy the exchange’s regular initial listing standards with respect to a minimum $3.00 stock price, the panel determined that the company satisfies Alternative Listing Standards in that its stock has traded above $2.00 per share for the past 10 years except for very brief periods in 2003 and 2005.

The panel also said that mitigating factors warrant listing Midwest Air Group under the Alternative Listing Standards. Specifically, the panel noted:

•	Midwest Air Group’s long, profitable history of operation prior to the last few years due to impact of historically high fuel price prices and other cost pressures on the airline industry;
•	Midwest Air Group’s relatively strong balance sheet for its industry, including its current cash balance; and
•	The fact that Midwest Air Group significantly exceeded certain of the initial listing standards – including stockholders equity, market value of public float and distribution.

The panel also indicated that it was impressed with the quality of the company’s corporate governance and management.

The company currently trades on the New York Stock Exchange (NYSE). In June, the NYSE notified Midwest Air Group that it did not meet newly revised standards for continued listing on the exchange. The company subsequently submitted a business plan to the exchange detailing its strategy to meet the new criteria, but also said it was evaluating listing opportunities on other stock exchanges.

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Midwest Airlines
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Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 48 cities, including San Diego – the airline’s newest destination. More information is available at www.midwestairlines.com.

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